Exhibit 10.22

EXECUTION VERSION

FIRST AMENDMENT TO LEASE AGREEMENT

This FIRST AMENDMENT TO LEASE AGREEMENT (this “First Amendment”), effective March 23, 2018 (the “Effective Date”) by and between MLink Enterprise, LLC, a California limited liability company (“Lessor”) and MeridianLink, Inc., a California corporation (“Lessee”).

A. Lessor and Lessee entered into that certain Standard Industrial/Commercial Single-Lessee Lease - Net dated November 30, 2012 (the “Lease”) for certain premises located at 1600 Sunflower Avenue, Costa Mesa, California, as more particularly set forth in the Lease.

B. Lessor and Lessee desire to amend the Lease in accordance with the terms and provisions hereof.

In consideration of the mutual promises and covenants herein contained, Lessor and Lessee agree as follows:

1. Recitals. The above-stated recitals are hereby incorporated as if fully set forth herein.

2. Capitalized Terms. All capitalized terms used in this First Amendment shall have the same meanings ascribed to such terms in the Lease, unless otherwise defined or modified herein.

3. Term. The Original Term has been extended for a period of time, commencing on the Effective Date and expiring on December 31, 2022 (the “Expiration Date”).

4. Consent to Change in Control of Lessee. Lessee hereby informs Lessor that it may enter into a transaction wherein an affiliate of Thoma Bravo, LLC, will be acquiring 100% of the equity ownership interests in Lessee, resulting in a one-time change in control of the Lessee, which would be an “assignment” under Section 12.1 of the Lease requiring Lessor’s prior written consent (such transaction, the “Proposed Transaction”). Subject to the terms and conditions set forth herein, Lessor hereby consents to the Proposed Transaction and waives any and all advance notice requirements in the Lease applicable to such “assignment” and waives any and all termination or other rights that Lessor may have pursuant to the Lease as a result of such “assignment” or the Proposed Transaction. Lessor’s consent to the Proposed Transaction shall not constitute a waiver of the obligation of Lessee under the Lease to obtain the Lessor’s consent to any subsequent assignment, sublease or other transfer under the Lease. Lessee hereby further acknowledges and agrees that nothing contained in this First Amendment shall be construed as relieving or releasing the Lessee from any of its obligations under the Lease accruing prior to the date of the Proposed Transaction, and it is expressly understood that Lessee shall remain liable for such obligations.

5. Base Rent. Paragraph 51 of the Lease is hereby amended to provide that Base Rent for the period commencing on the Effective Date and ending on the Expiration Date shall be as follows:

Period	Base Rent
April 1, 2018 to December 31, 2018	$62,353.00

Period	Base Rent
January 1, 2019 to December 31, 2019	$64,847.00
January 1, 2020 to December 31, 2020	$67,441.00
January 1, 2021 to December 31, 2021	$70,139.00
January 1, 2022 to December 31, 2022	$72,945.00

6. Brokerage Commission. In connection with this Amendment, Lessee and Lessor represent that neither party has used the services of a broker or other real estate agent or licensee. Lessor and Lessee shall indemnify and save the other harmless from any claim by any broker, or other real estate agent or licensee, for commissions or other compensation where such claim is payable or alleged to be payable because of any agreement, act, omission or statement of the party in breach of its representations stated in this Section 6.

7. CASp Inspection. Lessor hereby informs Lessee the Premises have not undergone inspection by a Certified Access Specialist (CASp). The foregoing verification is included in this Amendment solely for the purpose of complying with California Civil Code Section 1938 and shall not in any manner affect Lessor’s and Lessee’s respective responsibilities for compliance with construction-related accessibility standards as provided under the Lease. Lessee hereby acknowledges that the Premises have not undergone inspection by a CASp. As required by Section 1938(e) of the California Civil Code, Lessor hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or Lessee from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or Lessee, if requested by the lessee or Lessee. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, Lessor and Lessee hereby agree that (a) any CASp inspection requested by Lessee shall be conducted at Lessee’s sole cost by a CASp inspector approved by Lessor, and (b) Lessee is responsible for making any repairs within the Premises and/or the Project (as defined in the Lease) to correct violations of construction-related accessibility standards disclosed by such inspection requested by Lessee at Lessee’s sole cost and expense.

8. No Further Amendments. Except as expressly modified by this First Amendment, all of the terms and conditions of the Lease shall remain unmodified and in full force and effect and, as expressly modified hereby, the Lease is hereby ratified and confirmed in all respects.

9. Counterparts. This First Amendment may be executed by the parties hereto in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

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Costa Mesa, California - First Amendment to Lease

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment on the Effective Date.

LANDLORD:

MLink Enterprises, LLC

By:	/s/ Timothy Nguyen
Name: Timothy Nguyen
Its: Manager

TENANT:

MeridianLink, Inc.

By:	/s/ Timothy Nguyen
Name: Timothy Nguyen
Its: CEO

Costa Mesa, California - First Amendment to Lease